Exhibit 99.1

FOR IMMEDIATE RELEASE

JUNE 28, 2021

Morgan Stanley Announces 100% Increase of Its Quarterly Dividend from $0.35 to $0.70 Per Share and Authorization of the Repurchase of up to $12 Billion of Common Stock Over the Next 12 Months

NEW YORK - Morgan Stanley (NYSE: MS) announced that it will double its quarterly common stock dividend to $0.70 per share from the current $0.35 per share, beginning with the common dividend expected to be declared by the Firm’s Board of Directors in the third quarter of 2021. In addition, the Firm announced a new increased repurchase authorization of outstanding common stock of up to $12 billion through June 30, 2022.

James P. Gorman, Chairman and Chief Executive Officer of Morgan Stanley, said, “The Board of Directors has approved a 100 percent increase in our dividend and an increase of our share repurchase program to $12 billion. Morgan Stanley has accumulated significant excess capital over the past several years and now has one of the largest capital buffers in the industry. The action taken by the Board reflects a decision to reset our capital base consistent with the needs we have for our transformed business model. In particular, Wealth Management and Investment Management provide stable and durable earnings that support a significantly higher payout ratio. Going forward we remain amply capitalized to drive further growth.”

On June 24, 2021, the Board of Governors of the Federal Reserve System released its CCAR 2021 results, as a result of which Morgan Stanley will be subject to a Stress Capital Buffer (SCB) of 5.7 percent from October 1, 2021 to September 30, 2022. Together with other features of the regulatory capital framework, this SCB results in an aggregate U.S. Basel III Standardized Approach Common Equity Tier 1 (CET1) ratio of 13.2 percent. The Firm’s U.S. Basel III Standardized Approach CET1 ratio was 16.7 percent as of March 31, 2021.

Morgan Stanley is a leading global financial services firm providing investment banking, securities, wealth management and investment management services. With offices in more than 41 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.

Forward-Looking Statements

This release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. Morgan Stanley does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of forward-looking statements.  For a discussion of additional risks and uncertainties that may affect the future results, financial position or capital of Morgan Stanley, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A, in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2020 and other items throughout the Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments thereto.

# # #

Contacts:

Media Relations: Mark Lake, 212.761.8493

Investor Relations: Leslie Bazos, 212.761.5352